UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.2)*

Crossroads Systems, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

22765D100

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures IV-A, L.P. (“AV IV-A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,343,369 shares, except that AV Partners IV, L.P. (“AVP IV”), the general partner of AV IV-A, may be deemed to have sole power to vote these shares, and Joseph C. Aragona (“Arogona”), Kenneth P. DeAngelis (“DeAngelis”), Jeffery C. Garvey (“Garvey) and William P. Wood (“Wood”), the general partners of AVP IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,343,369 shares, except that AVP IV, the general partner of AV IV-A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey and Wood, the general partners of AVP IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,343,369

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.8%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures IV-B, L.P. (“AV IV-B”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
2,818,371 shares, except that AVP IV, the general partner of AV IV-B, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey and Wood, the general partners of AVP IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
2,818,371 shares, except that AVP IV, the general partner of AV IV-B, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey and Wood,  the general partners of AVP IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,818,371

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.1%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) AV Partners IV, L.P. (“AVP IV”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
4,161,740 shares, of which 1,343,369 are directly owned by AV IV-A and 2,818,371 are directly owned by AV IV-B.  AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey and Wood, the general partners of AVP IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
4,161,740 shares, of which 1,343,369 are directly owned by AV IV-A and 2,818,371 are directly owned by AV IV-B. AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey and Wood, the general partners of AVP IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,161,740

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.9%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures VI, L.P. (“AV VI”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
291,793 shares, except that AV Partners VI, L.P. (“AVP VI”), the general partner of AV VI, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Edward E. Olkkola (“Olkkola”), John D. Thornton (“Thornton”) and Blaine F. Wesner (“Wesner”), the general partners of AVP VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
291,793 shares, except that AVP VI, the general partner of AV VI, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 291,793

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.0%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures VI Affiliates Fund, L.P. (“AV VI A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
8,207 shares, except that AVP VI, the general partner of AV VI A, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
8,207 shares, except that AVP VI, the general partner of AV VI A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner,  the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,207

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) AV Partners VI, L.P. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A.  AVP VI, the general partner of AV VI and AV VI A, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. AVP VI, the general partner of AV VI and AV VI A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 300,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.1%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Joseph C. Aragona Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
89,543 shares, of which 9,500 are directly owned by Aragona and 80,043 are directly owned by Aragona, Ltd., a Texas limited partnership, and Aragona, the sole general partner of Aragona, Ltd., may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
4,461,740 shares, of which 1,343,369 are directly owned by AV IV-A, 2,818,371 are directly owned by AV IV-B, 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Aragona is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
89,543 shares, of which 9,500 are directly owned by Aragona and 80,043 are directly owned by Aragona, Ltd., a Texas limited partnership, and Aragona, the sole general partner of Aragona, Ltd., may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
4,461,740 shares, of which 1,343,369 are directly owned by AV IV-A, 2,818,371 are directly owned by AV IV-B, 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Aragona is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,551,283

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 16.3%

12.	Type of Reporting Person (See Instructions) IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth P. DeAngelis Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
85,279 shares, of which 81,015 are directly owned by DeAngelis and 4,264 are directly owned by DeAngelis, Ltd., a Texas limited partnership, and DeAngelis, the sole general partner of  DeAngelis, Ltd., may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
4,461,740 shares, of which 1,343,369 are directly owned by AV IV-A, 2,818,371 are directly owned by AV IV-B, 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. DeAngelis is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
85,279 shares, of which 81,015 are directly owned by DeAngelis and 4,264 are directly owned by DeAngelis, Ltd., a Texas limited partnership, and DeAngelis, the sole general partner of  DeAngelis, Ltd., may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
4,461,740 shares, of which 1,343,369 are directly owned by AV IV-A, 2,818,371 are directly owned by AV IV-B, 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. DeAngelis is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,547,019

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 16.3%

12.	Type of Reporting Person (See Instructions) IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jeffery C. Garvey Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
36,137 shares, of which 33,243 are directly owned by Garvey and 2,894 are directly owned by Garvey, Ltd., a Texas limited partnership, and Garvey, the sole general partner of Garvey, Ltd., may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
4,461,740 shares, of which 1,343,369 are directly owned by AV IV-A, 2,818,371 are directly owned by AV IV-B, 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Garvey is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
36,137 shares, of which 33,243 are directly owned by Garvey and 2,894 are directly owned by Garvey, Ltd., a Texas limited partnership, and Garvey, the sole general partner of Garvey, Ltd., may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
4,461,740 shares, of which 1,343,369 are directly owned by AV IV-A, 2,818,371 are directly owned by AV IV-B, 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Garvey is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,497,877

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 16.1%

12.	Type of Reporting Person (See Instructions) IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Edward E. Olkkola Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,291 shares.

6.

Shared Voting Power
300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 4,291 shares.

8.

Shared Dispositive Power
300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 304,291

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.1%

12.	Type of Reporting Person (See Instructions) IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John D. Thornton Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
22,792 shares, of which 4,291 are directly owned by Thornton and 18,501 are directly owned by John Thornton Family I, Ltd., a Texas limited partnership, and Thornton, the sole general partner of John Thornton Family I, Ltd., may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
22,792 shares, of which 4,291 are directly owned by Thornton and 18,501 are directly owned by John Thornton Family I, Ltd., a Texas limited partnership, and Thornton, the sole general partner of John Thornton Family I, Ltd., may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 322,792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.2%

12.	Type of Reporting Person (See Instructions) IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blaine F. Wesner Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 46,092 shares.

6.

Shared Voting Power
300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 46,092 shares.

8.

Shared Dispositive Power
300,000 shares, of which 291,793 are directly owned by AV VI and 8,207 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 346,092

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.2%

12.	Type of Reporting Person (See Instructions) IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22765D100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) William P. Wood (“Wood”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
337,240 shares, of which 6,844 are directly owned by Wood and 330,396 are directly owned by Silverton Partners, L.P. (“Silverton”), a Texas limited partnership, and Wood, the sole general partner of Silverton, may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
4,161,740 shares, of which 1,343,369 are directly owned by AV IV-A and 2,818,371 are directly owned by AV IV-B. Wood is a general partner of AVP IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
337,240 shares, of which 6,844 are directly owned by Wood and 330,396 are directly owned by Silverton Partners, L.P. (“Silverton”), a Texas limited partnership, and Wood, the sole general partner of Silverton, may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
4,161,740 shares, of which 1,343,369 are directly owned by AV IV-A and 2,818,371 are directly owned by AV IV-B. Wood is a general partner of AVP IV, the general partner of AV IV-A and AV IV-B, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,498,980

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 16.1%

12.	Type of Reporting Person (See Instructions) IN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                This statement amends the Statement on 13(G) filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P.,  AV Partners IV, L.P., Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, John D. Thornton, Blaine F. Wesner and William P. Wood. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Item 1.
	(a)	Name of Issuer
	(b)	Address of Issuer's Principal Executive Offices

Item 2.
	(a)	Name of Person Filing
	(b)	Address of Principal Business Office or, if none, Residence
	(c)	Citizenship
	(d)	Title of Class of Securities
	(e)	CUSIP Number

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Item 4.	Ownership.
The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8.	Identification and Classification of Members of the Group

Item 9.	Notice of Dissolution of Group

Item 10.	Certification

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2002

AUSTIN VENTURES IV-A, L.P.	/s/ John Nicholson
By AV Partners IV, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES IV-B, L.P.	/s/ John Nicholson
By AV Partners IV, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS IV, L.P.	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI, L.P.	/s/ John Nicholson
By AV Partners VI, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI AFFILIATES FUND, L.P.	/s/ John Nicholson
By AV Partners VI, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS VI, L.P.	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

JEFFERY C. GARVEY	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

EDWARD E. OLKKOLA	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

JOHN D. THORNTON	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

WILLIAM P. WOOD	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	21

Exhibit B: Reference to John Nicholson as Attorney-In-Fact	22

EXHIBIT A

Agreement of Joint Filing

                The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Crossroads Systems, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

EXHIBIT B

REFERENCE TO JOHN NICHOLSON AS ATTORNEY-IN-FACT

                John Nicholson has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.